EMPLOYMENT AGREEMENT

         This agreement ("Agreement") is made as of July 11, 1999, and is by and between MCY MUSIC WORLD, INC., a Delaware company (the "Company") and Bernhard Fritsch (the "Executive").

         In consideration of the mutual covenants herein contained, the parties agree as follows:

         1.       Position and Responsibilities.
                  ------------------------------

                  1.1 The Executive shall serve as Chief Executive Officer and shall perform the duties commensurate with such capacity for the Company and for any subsidiary or affiliate of the Company, if applicable. The Executive shall devote such amount of working time and attention to the business and affairs of the Company as the Executive deems necessary. render such services to the best of his ability and use his best efforts to promote the interests of the Company. The Executive shall not be assigned any duties inconsistent with his position as Chief Executive Officer.

         2.       Employment Term.
                  ----------------

                  2.1 The initial term of employment shall be for a period of five years, commencing with the date hereof, unless sooner terminated as provided in this Agreement. This Agreement shall be renewed annually for a term of one year unless the Company or the Executive gives notice to the other of termination at least six (6) months prior to the expiration of the initial term, or any successive term, as the case may be. Each of the Executive and the Company at his or its sole discretion and without any reason, may elect not to renew this Agreement at the end of the initial term or any successive term.

                  2.2 Notwithstanding the provisions of paragraph 2.1 above, the Company shall have the right to terminate the Executive's employment for Cause (as defined in paragraph 2.3 below); provided, however, that the Executive shall not be deemed to have been terminated for Cause unless and until the Board of Directors at a meeting duly called and held for that purpose shall have determined that the Executive committed an act falling within the definition of Cause and specifying the basis for such determination. If the Executive's employment shall be terminated by the Company for Cause, then the Company shall pay to the Executive any unpaid salary through the effective date of termination.

                  2.3 For purposes of this Agreement the term, "Cause" shall mean the Executive's: (a) engagement in gross misconduct materially injurious to the Company: (b) knowing and willful neglect or refusal to attend to the material duties assigned to him by the Board of Directors of the Company, which is not cured within 30 days after written notice; (c) intentional misappropriation or property of the Company to the Executives own use; (d) commission of an act of fraud or embezzlement; or (e) conviction for a crime (excluding misdemeanors and minor traffic offenses).


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

                  2.4 Any purported termination of the Executive's employment by the Company hereunder shall be communicated by a Notice of Termination to the Executive in accordance with paragraph 13. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated.

                  2.5 For purposes of this Agreement, the date of termination shall be: (a) if this Agreement is terminated by the Company for Incapacity (as defined in paragraph 4.1 below), the date on which a Notice of Termination is given, (b) if the Executive's employment is terminated by the Company for any other reason (other than death), the date on which a Notice of Termination is given or (c) if the Executive terminates his employment for any reason, the date on, which he gives the Company notice of such termination.

         3.       Compensation.
                  -------------

                  3.1 The Company shall pay to the Executive for the services to be rendered by the Executive hereunder, a salary for the initial term of employment under this Agreement at the rate of $300,000 per annum. The salary shall be payable in accordance with the Company's regular policies, subject to applicable withholding and other taxes. Such salary will be increased each January 1 during the term of this Agreement by an amount equal to 10% of the Executive's salary for the prior fiscal year.

                  3.2 The Executive shall receive a cash bonus with respect to each fiscal year of the Company during which he is employed hereunder, commencing with the year ending December 31, 1999, in an amount to be to be determined at the discretion of the Board of Directors of the Company, but in no event less than the sum of $100,000.

                  3.3 The Executive shall be entitled to participate in, and receive benefits from any vacation, holiday, insurance, medical, disability or other employee benefit plan of the Company which may be in effect at any time during the course of his employment by the Company and which shall be generally available to senior executives of the Company occupying positions of comparable status or responsibility. In addition, the Executive shall be entitled to four weeks of paid vacation. The Company shall also obtain comprehensive health and travel insurance for the Executive and his immediate family.

                  3.4 The Company agrees promptly to reimburse the Executive for all reasonable and necessary business expenses, including without limitation, telephone and facsimile charges incurred by him on behalf of the Company in the course of his duties hereunder, upon the presentation by the Executive of appropriate evidence thereof. In addition, the Company agrees to promptly reimburse or pay all housing costs or expenses of the Executive in the event that the Executive deems it necessary to obtain such housing for Company purposes, provided that such amounts shall not exceed $6,000 per month, and all automobile expenses, provided such amounts


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shall not  exceed  $1,500 per  month,  upon  presentation  by the  Executive  of appropriate evidence thereof.

         4.       Death; Incapacity.
                  ------------------

                  4.1 If, during the term of employment hereunder, because of illness or other incapacity, the Executive shall fail for a period of six (6) consecutive months ("Incapacity"), to render the services contemplated hereunder, then the Company, at its option, may terminate the employment hereunder by notice to the Executive, effective on the giving of such notice; provided however, that the Company shall (i) pay to the Executive any unpaid salary through the effective date of termination specified in such notice; (ii) pay to the Executive his accrued but unpaid incentive compensation, if any, for any bonus period ending on or before the date of termination of the Executive's employment with the Company; (iii) continue to pay the Executive for a period of twenty-four (24) months following the effective date of termination, an amount equal to the excess, if any, of (A) the salary he was receiving at the time of his Incapacity, over (B) any benefit the Executive is entitled to receive during such period under any disability insurance policies provided to the Executive by the Company or maintained by the Executive, such amount to be paid in the manner and at such time as the salary otherwise would have been payable to the Executive; and (iv) pay to the Executive (within 45 days after the end of the fiscal quarter in which such termination occurs) a pro-rata portion (based upon the period ending on the date of termination of the Executive's employment hereunder) of the incentive compensation, if any, for the bonus period in which such termination occurs. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive's Incapacity and other reimbursable expenses due under
Section 3.4 through the date of Executive's Incapacity, and repayment of compensation for unused vacation days that have accumulated during the calendar years in which such termination occurs).

                  4.2 In the event of the death of the Executive during the Employment Term, the Employment Term hereunder shall terminate on the date of death of the Executive; provided, however, that the Company shall (i) pay to the estate of the deceased Executive any unpaid Salary through the Executive's date of death; (ii) pay to the estate of the deceased Executive his accrued but unpaid incentive compensation if any, for any bonus period ending on or before the Executive's date of death; (iii) pay to the estate of the deceased Executive (based upon the period ending on the date of death) a pro rata portion of any incentive compensation, if any for the bonus period in which termination occurs; and (iv) continue to pay the Executive for a period of twenty-four (24) months following the Executive's date of death, an amount equal to the excess, if any, of (A) the salary he was receiving at the time of his death, over (B) any benefit the Executive is entitled to receive during such period under any life insurance policies provided to the Executive by the Company, such amount to be paid in the manner and at such time as the salary otherwise would have been payable to the Executive. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of the Executive's death and other reimbursable expenses due under Section 3.4 through the date of Executive's death, and

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(y)  payment of  compensation  for unused  vacation  days that have  accumulated during the calendar year in which such termination occurs).



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


         5.       Severance compensation Upon Termination of Employment.
                  ------------------------------------------------------

                  5.1 (a) If the Executive's employment with the Company shall be terminated (x) by the Company as a result of a Major Event (as definite in paragraph 5.3 below), or (y) by the Executive for Good Reason in connection with a Major Event, then the Company shall:

                        (i) pay to Executive as severance pay, payable at the time of termination, an amount equal to the sum of (z) any unpaid salary through the effective date of termination, and (w) an amount equal to two and ninety-nine one-hundredths (2.99) multiplied by the Executive's "base amount" (as determined in accordance with Section 28OG of the Internal Revenue Code of 1986 (the "Code")); and

                        (ii) arrange to provide Executive, for a twelve-month period (or such shorter period as Executive may elect), with disability, accident and health insurance substantially similar to those insurance benefits which Executive is receiving immediately prior to the earlier of a Major Event, if any, or the date of termination to the extent obtainable upon reasonable terms, provided, however, if it is not so obtainable, the Company shall pay to the Executive in cash, the annual amount paid by the Company for such benefits during the previous year of the Executive's employment.

                        (iii) Notwithstanding the foregoing, the payments made to the Executive pursuant to this Section 5.1(a) shall be reduced to the extent necessary to prevent such payments from constituting an "excess parachute payment" within the meaning of Section 2800 of the Code, and in the event that such payments are reduced, the Executive shall be permitted to direct the manner in which the payments shall be reduced.

                      (b) If the Executive's employment shall be terminated (x) by the Company other than pursuant to paragraph 2.2. paragraph 4 or paragraph 5.1(a), or (y) by the Executive for Good Reason other than in connection with a Major Event, then the Company shall:

                        (i) Pay to the Executive as severance pay, payable at the time of termination, an amount equal, to any unpaid salary through the end of the term of this Agreement, plus an amount equal to one year of Executive's base salary as shall be in effect at the time of termination.

                  5.2 For purposes of this Agreement the term "Good Reason," shall mean any of the following:

                        (i) a Major Event;

                        (ii) the assignment to the Executive by the Company of duties in connection with, or a substantial alteration in the nature or status of, Executive's responsibility on

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the  later  of the date of this  Agreement  or on the  last  date on which  such responsibilities are increased;

                        (iii) a reduction by the Company in the Executive's base salary as in effect on the later of the date of this Agreement or the last date on which such base salary is increased:

                        (iv) any breach by the Company of any material provision of this Agreement; provided, however, that the Executive shall give written notice to the Company which shall indicate those specified provisions in this Agreement relied upon and which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination; or

                        (v) any failure by the Company to obtain the assumption of this Agreement by any successors or assigns of the Company.

                  5.3 For purposes of this Agreement, a "Major Event" shall be deemed to have occurred if (i) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving Company or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving Company immediately after the merger; (ii) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (iii) proceedings or actions for the liquidation or dissolution of the Company are initiated by the Company; or (iv) any "Person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) (other than the Executive or persons who beneficially own more than 25% of the capital stock of the Company on a fully diluted and as converted basis outstanding as of the date hereof) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act")), directly or indirectly, of 30% or more of the Company's outstanding capital stock on a fully diluted and as converted basis at such time; provided, however, that a "Major Event" shall not be deemed to have occurred solely by reason of the consummation of a firmly underwritten Public offering by the Company of common stock registered under the Securities Act of 1933, as amended. As used in this paragraph 5.3, for purposes of defining a "Major Event", "Company" shall also mean the parent corporation of the Company (ie. Health Builders International, Inc. or any such reverse merger entity).

                  5.4 (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor, except to the extent provided in paragraph 5.1 above, shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer or by retirement benefits, after the date of termination, or otherwise.


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                      (b) The  provisions  of this  Agreement,  and any payment
provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan of the Company, or other contract, plan or arrangement, or pursuant to applicable law.

         6.       Restrictive Covenant.
                  ---------------------

                  6.1 Non-Competition. From and after the date hereof, to and including the first (1st) anniversary of the date of termination of this Agreement, the Executive shall not directly or indirectly become employed by any person, company, partnership or other entity which is primarily engaged in the business of distribution of music or music CD's via the internet or the World Wide Web, in each case in the Territory. The term "Territory" shall mean the United States of America. The Executive shall be deemed directly or indirectly to engage in a business if he participates therein as a director, officer, stockholder, employee, agent, consultant, manager, salesman, partner or individual proprietor, or as an investor who has made advances or loans, contributions to capital or expenditures for the purchase of stock, or in any capacity or manner whatsoever; provided, however, that the foregoing shall not be deemed to prevent the Executive from investing in securities of a company, so long as such investment does not exceed 5% of the voting stock of any class of such company's securities.

                  6.2 Nondisclosure. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential information to the extent required by law.

                  6.3 Nonsolicitation of Employees and Clients. At all times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive's employment with the Company for any reason, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six (6) months; and/or (b) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with


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any business  competitive  with the business of the Company;  nor make known the names and addresses of such client or any information relating in any manner to the Company's trade or business relationships with such customers, other than in connection with the performance of Executive's duties under this Agreement.




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         7. Options. Executive shall be granted 400,000 options to purchase common stock of the Company on or before the date hereof, with (i) 50,000 of such options being exercisable immediately upon execution of this Agreement at a price of $1.50 per share; (ii) 350,000 options being exercisable over a period of three years at $1.50 per share as follows: 35,000 on August 26, 1999; 35,000 on December 26, 1999; 49,000 on April 26, 2000; 56,000 on October 26, 2000;
56,000 on April 26, 2001; 56,000 on October 26, 2001; 63,000 on April 26, 2002,
plus such additional options as shall be granted to Executive from time to time at the discretion of the Board of Directors of the Company. The Company shall register such shares for sale under the Securities Act of 1933 at any time upon the request of the Executive. In addition, in the event that the Company completes a merger or reorganization with a public company (such as with Health Builders International, Inc.) all of the foregoing options shall relate to and be exchange for a proportionate number of options to acquire shares of Health Builders International, Inc. or such other public company, it being the intention that the Options will be exercisable into publically traded securities.

         8. Arbitration. Any dispute, controversy or claim arising under or in connection with this Agreement, or the breach hereof, shall be settled exclusively by arbitration in accordance with the rules then in effect of the American Arbitration Association under its Employment Mediation Rules. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration held pursuant to this Section 8 shall take place in New York. Should either party hereto, or any heirs, personal representatives, successors or assigns of either patty hereto, resort to litigation or arbitration to enforce this Agreement, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorney's fees and costs in such litigation or arbitration from the party or parties against whom enforcement was sought.

         9. Successor to the Company. (a) The Company will require any successors or assigns (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or asset of the Company, by agreement expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement "Company" shall mean the Company as herein defined and any successors or assigns to its business and/or assets as aforesaid, which executes and delivers the agreement provided for in this paragraph 9 or which otherwise becomes bound by all the term and provisions of this Agreement by operation of law.

                      (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, electors, administrators, heirs, distributees, devises and legates. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's estate. This Agreement shall not otherwise be assignable by the Executive.




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         10. No Third Party Beneficiaries. This Assignment does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement except as provided in paragraph 9 hereof.

         11. Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

         12. Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidly, illegality or unenforceability shall not affect any other provisions of tho Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in the Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

         13. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when delivered personally or by facsimile transmission, sent by recognized overnight courier service, or mailed by registered or certified mail, addressed to the address set forth at the end of this Agreement, or to such changed address as such party may have fixed by notice; provided, however, that any notice of change of address shall be effective only upon receipt.

         14. Waivers. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

         15. Complete Agreement; Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety any letter agreement or other writings by and among the Executive and the Company. This Agreement may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

         16. Governing Law. This Agreement is to be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflicts of law.





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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first above written and the parties acknowledge that this Agreement memorializes their agreement since the effective date set forth below.

MCY MUSIC WORLD, INC.                       EXECUTIVE

By: /s/ Bernhard Fritsch                    By: /s/ Bernhard Fritsch
Name: Bernhard Fritsch                      Name: Bernhard Fritsch
Title: Chairman, Chief Exective Officer,    Title: Chief Executive Officer
   and President

Address for Notice:                         Address for Notices:
MCY Music World Inc.                        MCY Music World Inc.
307 7th Avenue, 23rd Floor                  307 7th Avenue, 23rd Floor
New York, NY 10001                          New York, NY 10001